Execution Copy

Big Sky Energy Corporation Suite 311, 840-6th Avenue SW

Calgary, Alberta Canada, T2P 3E5

Effective as of December 9, 2007

STRICTLY PRIVATE AND CONFIDENTIAL

M.H. Financial Management Limited c/o Mr. Matthew Heysel P.Eng.

Re: Consulting Agreement Dear Mr. Heysel, P.Eng.:

We wish to confirm our discussions concerning Big Sky Energy Corporation (referred to herein as the “Company”) retaining the services of M.H. Financial Management Limited (the “Provider”), through which you will fulfill the duties and accept certain positions as an Executive officer of the Company as more specifically described below in this Consulting Agreement (referred to herein as this “Agreement”) on the terms and conditions set forth below. Throughout this document, the term “Executive” shall mean Mr. Heysel P.Eng., whose time and services are provided by the Provider.

1. POSITION AND RESPONSIBILITIES

Executive shall serve the Company in the capacity of Executive Chairman and shall fully and faithfully perform such duties and exercise such powers as are incidental to such position including those duties set out in the following paragraphs in connection with the business of the Company, its affiliates and joint ventures and such other compatible duties and powers as may from time to time be assigned to the Executive by the board of directors of the Company (the “Board of Directors”).

Executive is to have responsibility for the supervision, and direction of the Company with the obligation, duty, authority, and power to do all acts and things as are customarily done by persons holding the position of Executive in companies/corporations of similar size to the Company and to do all acts and things as are reasonably necessary for the efficient and proper operation and development of the Company.

Such responsibilities shall include, but shall not be limited to, (i) reporting to the Board of Directors, (ii) supervising and directing the senior officers of the Company and the officers of the Company’s joint ventures, (iii) working closely with the President and CEO, the Co-Chairman, the CFO and COO and senior officers to represent the Company’s interests in its existing joint ventures and to increase the Company’s global oil and gas portfolio, (iv) supported by the senior officers, developing work programs for Company’s existing oil and gas joint ventures and ensuring that these programs and budgets are met and the Company’s corporate policies and procedures are adhered to and (v) supported by the senior officers, increasing the Company’s stakes in its existing joint ventures and acquiring development/production assets that would increase the Company's reserves base in the short to medium term.

Executive shall fully and faithfully perform such duties and fulfill such obligations, as are commensurate with his appointment as Executive. Executive shall devote full attention using his best efforts to apply his skill and experience to perform his duties hereunder and promote the interests of the business and projects of the Company.

Executive places on record that he has other oil and gas interests and holds positions in other public and private oil and gas companies. The Executive further acknowledges that these interests and positions do not interfere with Executive’s ability to carry out his responsibilities hereunder and do not contravene the requirements of this Agreement.

The Executive acknowledges that he may be required to work beyond the normal work week for the proper performance of his duties, and that he shall not receive further remuneration in respect of such additional hours. The parties each agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, that the appointment falls within the scope of regulation 20 of the Working Time Regulations 1998.

The Executive shall perform his duties at the liaison office of the Company in Istanbul, Turkey or such other location as the Company may reasonably require for the proper performance and exercise of his duties. The Executive agrees to travel on the Company’s business both within Kazakhstan or anywhere else in the world as may be required for the proper performance of his duties under this Agreement.

2. TERM

The term of this Agreement (the “Term”) shall be effective for a three-year period from December 9, 2007 and shall continue until December 8, 2010 or such earlier date as this Agreement may be terminated in accordance with the provisions of this Agreement or by Executive’s resignation. This Agreement and the continuation of Executive’s services to the Company, along with his positions and titles with the Company and its affiliates, may be renewed at the end of the said Term on conditions mutually acceptable to the Provider and the Company; however, if the same are not renewed, this Agreement shall terminate on December 8, 2010 without further requirement of notice or pay in lieu thereof. The Company will provide notice of at least ninety (90) days if it intends to renew this Agreement.

3. COMPENSATION

a) Fees: For services rendered by Executive during the term of this Agreement, the Provider shall be paid a signing bonus of US$ 200,000, payable in three installments, one-third to be paid immediately upon execution of this Agreement, one-third to be paid by January 15, 2008, and one-third to be paid by February 15, 2008. In addition, the Provider shall be entitled to a monthly fee of US$ 34,500 for the first year, US$ 37,500 for the second year and US$ 40,000 for the third year. The monthly fee will be paid monthly on or around the 26th day of the month into the Provider’s nominated bank account(s). Such fee shall be reviewed annually and may be increased at the sole discretion of the Board of Directors taking into account, among other things, individual performance and general business conditions.

Company and Executive acknowledge that the services of the Executive are to be supplied on the basis that the compensation paid to the Executive for services performed will be subject to applicable taxation, if any. GST, if applicable, will be paid by the Company.

b)	Stock Options:

(1) In consideration of the Executive’s agreement to assume the responsibilities as described above as the Company’s Executive Chairman, the Company grants to the Provider options to purchase 8 million shares of the Company’s common stock at an exercise price of $0.10 per share (the “Options”). The Options are in lieu of and replace any stock options granted earlier to the Provider. The Options shall be governed by the Company’s form of Stock Option Agreement, which shall be executed either simultaneously herewith or shortly thereafter. The Company and the Provider agree that the Options shall be issued and deemed to be “non-qualified deferred compensation," as such term is defined by Section 409A of the US Income Tax Act.

(2) The Options shall vest in accordance with the following schedule:

     (i)  20% of the Options shall vest immediately;

     (ii) 10% of the Options shall vest upon the Company’s common stockachieving a per share price of US$ 0.35 on the Over the Counter Bulletin Board quotation system (OTC/BB) for a minimum of five consecutive trading days;

     (iii) 25% of the Options shall vest upon the Company’s common stock achieving a per share price of US$ 0.50 on the Over the Counter Bulletin Board quotation system (OTC/BB) for a minimum of five consecutive trading days; and

     (iv) 45% of the Options shall vest upon the Company’s common stock achieving a per share price of US$ 1.00 on the Over the Counter Bulletin Board quotation system (OTC/BB) for a minimum of five consecutive trading days.

     (3) The Options shall be exercisable for a period of three (3) years from the date of vesting and have an exercise price of $0.10 per share.

4. BENEFITS, PERQUISITES AND BUSINESS EXPENSES

a) The Provider shall be entitled to participate in any future Stock Option Plan of Company on such terms as may be determined by the Board of Directors.

b) The Provider shall be entitled to be reimbursed for all reasonable expenses incurred by it or the Executive in connection with the conduct of the business of the Company pursuant to this Agreement. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient evidence of such expenditures, provided such expenditures are in accordance with the Company’s Staff Travel Policy as may be amended from time to time.

c) Executive shall be entitled to air travel in accordance with the Company’s Staff Travel Policy, as may be amended from time to time, whilst on Company business.

d) The Company shall provide the Executive with a comprehensive health insurance and dental plan.

e)	The Executive shall be entitled to 5 weeks of paid vacation per annum.

f)	The Executive shall be entitled to US$5,000 per month for administrative assistance.

5. TERMINATION

a) Termination by the Company without cause: The Company shall be entitled to terminate this Agreement at any time without cause by giving the Provider one (1) month prior written notice of the termination but the Company shall be required to continue to pay the Provider’s monthly fee payments until the earlier to expire of 12 months from the date of such termination and the then current Term of this Agreement. In the event of termination of this Agreement hereunder without cause, Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company effective as of the date of termination hereof fixed by the Company. In the event of termination without cause, rights and benefits of the Executive under the employee benefits plans and programs of the Company shall continue until expiry of the then current Term of this Agreement. If any such benefit or program cannot be so continued, Executive shall be entitled to receive a cash payment equal to the value of such benefits for such period.

b) Termination by the Company for cause: The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company and in such an event there will be no continued monthly fee payments by the

Company to the Provider. For purposes of this paragraph 5(b), “cause” shall include, without limitation, the following circumstances,

i)	The Provider or the Executive has committed a criminal offence involving moral turpitude or has improperly enriched himself at the expense of the Company;

ii)	Executive, in carrying out his duties hereunder, (i) has been wilfully and grossly negligent, or (ii) has committed wilful and gross misconduct or, (iii) has failed to comply with a lawful instruction or directive from the Board of Directors (and which is not otherwise cured within thirty (30) days of notice of such breach);

iii)	The Provider or the Executive has breached a material term of this Agreement (and which is not cured within thirty (30) days);

iv)	The Provider becomes bankrupt or in the event a receiving order (or any analogous order under any applicable law) is made against the Provider or in the event the Provider makes any general disposition or assignment for the benefit of his creditors; or

v)	Executive shall be diagnosed as being afflicted by chronic alcoholism or drug addiction.

     Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Provider or Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

c) Disability: This Agreement shall terminate automatically upon written notice from the Company in the event of Executive’s absence or inability to render the services required hereunder due to disability, illness, incapacity or otherwise for an aggregate of ninety (90) days during any twelve (12) month period, provided that such disability, illness, incapacity or other cause has not occurred during the execution of the business of the Company by the Executive. In the event of any such absence or inability, the Provider shall be entitled to receive the compensation provided for herein for the first ninety (90) days thereof, whereafter it shall only be entitled to receive such compensation, if any, as may be determined by the Board of Directors. The Company shall also provide the Executive with customary Disability Insurance at no cost to the Provider or the Executive.

d) Death: In the event of the death of Executive during the term of this Agreement, the Provider’s monthly fee payments shall continue to be paid to the Provider through the end of the third month following the month in which Executive’s death occurs.

e) Effect of Termination: The Provider and the Executive each agree that, upon termination of this Agreement for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position that Executive may have as an officer, director or employee of the Company and each and every affiliate of the Company. In such event, Executive shall, at the request of the Company or any affiliate in the Company, forthwith execute any and all documents appropriate to evidence such resignation. Neither the Provider nor the Executive shall be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with any affiliate in the Company.

f) Survival of Terms: It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Provider, the Executive and the Company respectively in relation to the time up to and including the date of termination and the provisions of paragraphs 3(b), 7 and 8 of this Agreement, all of which shall remain and continue in full force and effect.

6. CHANGE OF CONTROL

a)	Definitions: The following terms shall have the meanings set forth below: “Change of Control” shall mean the occurrence of: (A) the acquisition of shares of Company and/or securities (“Convertible Securities”)
convertible into, exchangeable for or
representing the right to acquire shares of
Company as a result of which a person,
group of persons or persons acting jointly or
in concert, or persons associated or affiliated
within the meaning of the U.S. Securities
Act of 1933 with any such person, group of
persons or any of such persons acting jointly
or in concert (collectively, the “Acquirers”),
beneficially own, directly or indirectly,
shares of Company and/or Convertible

Securities such that, assuming only the conversion, exchange or exercise of the Convertible Securities beneficially owned, directly or indirectly, by the Acquirers, the Acquirers would beneficially own, directly or indirectly, shares that would entitle the holders thereof to cast more than 51% of the votes attaching to all shares in the capital of Company that may be cast to elect directors of Company; or

(B) the election at any meeting of shareholders

of Company of a majority of directors to the Board of Directors of Company who are not recommended by management.

b)	Rights Upon Change in Control:

If a Change in Control occurs:

	i)	then, for a period of six (6) months following the date of such Change of Control, the Provider shall have the right to elect that the Change of Control is a termination of this Agreement by the Company without cause. If the Provider notifies the Company of this election in writing, or in the event that the Company shall terminate this Agreement without cause during such period of six (6) months following the date of the Change of Control, the Provider shall be entitled to receive and the Company shall pay to the Provider a severance payment equal to the greater of (a) the amount of compensation that the Provider would have earned under this Agreement during the remaining term of this Agreement immediately prior to such Change of Control or (a) six (6) months of fee payments at the rate of compensation set forth in paragraph 3 above. The payments set out in this paragraph 6 are in addition to any other rights provided hereunder with respect to termination of this Agreement without cause. If the Provider does not elect termination, this Agreement will continue in full force and effect in accordance with its terms.

7. Additional Rights Upon Change of Control

a) The Company acknowledges the valuable services that the Provider has provided and will continue to provide to the Company in providing the services of the Executive in his capacity as an officer thereof and an authorized representative thereof.

b) The Company acknowledges that in the event of a change of control of the Company or a sale of all or substantially all of the assets of the Company, there is a possibility that the service of the Provider would no longer be required and that this contract might be terminated.

c) The directors of the Company have determined that it would be in the best interests of the Company to induce the Provider to provide the services of the Executive to the Company by indicating that, in the event of a change of control of the Company, the Provider would have certain automatic and guaranteed rights.

d) In the event of a change of the control of the Company or a sale of all or substantially all of the assets of the Company during the term of this Contract, the

Company agrees that the Provider shall be paid five percent (5%) of the value of the sale of the assets or of the value of the transaction which constitutes a takeover of the Company, as the case may be, such amount to be paid within thirty (30) days of the completion of the sale, as the case may be.

8. NON-COMPETITION AND NON-SOLICITATION

a) The Provider agrees that during the period of this Agreement and for a period of twelve (12) months from the last payment of compensation to the Provider by the Company, the Provider and the Executive shall not engage in or participate in any entity in the oil and gas industry that competes, directly or indirectly, with the businesses of the Company or any affiliate in the Company, provided, however, that the Provider and Executive shall not be precluded from competing with the business of the Company in the event of a termination of this Agreement as a result of a material breach by the Company of the provisions of this Agreement, or in the event that this Agreement is terminated or deemed to be terminated by the Company without cause (including without limitation, pursuant to paragraph 6 hereof). In particular, the Provider and the Executive agree that for as long as this non-compete provision is in effect their services in connection with the possibility of entering into a contract with Genel Enerji A._. in connection with the Taq Taq oil field in Iraq (the “Genel Deal”) will be offered exclusively to the Company and that neither the Provider nor the Executive shall pursue the Genel Deal with anyone other than the Company or assist anyone other than the Company to pursue the Genel Deal.

b) Notwithstanding anything to the contrary contained herein the Provider and Executive may, without being deemed to compete, directly or indirectly, with the businesses of the Company or any affiliate in the Company, own not more than five percent (5%) of any class of the outstanding securities of any corporation listed on a securities exchange or traded in any over-the-counter market.

c) The Provider and Executive agree that for a period of twelve (12) months following the termination hereof for any reason whatsoever, the Provider and Executive will not, whether as principal, agent, consultant, employee, employer, director, officer, shareholder or in any other individual or representative capacity, solicit or attempt to retain in any way whatsoever any of the employees of the Company or of any affiliates in the Company, provided however, that the Provider and Executive shall not be precluded from soliciting or retaining employees of the Company in the event of a termination of this Agreement as a result of a material breach by the Company of the provisions of this Agreement, or in the event that this Agreement is terminated or deemed to be terminated by the Company without cause (including without limitation, pursuant to paragraph 6).

d) It is the desire and the intent of the parties that the provisions of paragraphs 8 and 9 shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of paragraphs 8 and 9 is adjudicated unenforceable in any jurisdiction such adjudication shall apply only in that particular jurisdiction in which such adjudication is made.

9. CONFIDENTIAL INFORMATION

a) The Provider and Executive agree not to disclose, either during the term of this Agreement or at any time for a period of three years thereafter, to any person not employed by the Company or by any affiliate of the Company or not engaged to render services to the Company or to any affiliate in the Company, any trade secrets or confidential information of or relating to the Company or any affiliate of the Company obtained by the Provider or Executive during the term hereof; provided, however, that this provision shall not preclude the Provider or Executive from the use or disclosure of information known generally to the public (other than that which the Provider or Executive may have disclosed in breach of this Agreement) or of information required to be disclosed by law or court order applicable to the Provider or Executive or information authorized to be disclosed by the Board of Directors.

b) The Provider and the Executive also agree that upon termination of this Agreement for any reason whatsoever, Executive will not take, without the prior written consent of the Board of Directors, any drawing, blueprint, specification, report or other document belonging or relating to the Company or to any affiliate in the Company.

10. NOTICES

Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated at the beginning of this Agreement or at such other address as the parties may have specified by similar notice.

Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

11. ASSIGNMENT

Except as herein expressly provided, the respective rights and obligations of the Provider and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Provider and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Provider is expressly prohibited from fulfilling or attempting to fulfil its any or all of obligations hereunder by providing the services of any person other than the Executive.

12. APPLICABLE LAW

This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with, the laws of England. Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any proceedings brought in respect of this Agreement or the subject matter hereof.

13. AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and is in writing signed by the Provider and by a duly authorized representative of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

14. Entire Agreement

This agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters. Notwithstanding the foregoing the Company acknowledges and agrees to honor the terms of the agreement dated Oct. 2, 2007 by and between the Provider and Hillgate Associates Ltd. / Dr. Servet Harunoglu with respect to the sharing of success fees for the Genel deal. These success fees are covered by specific provisions relating to Rights Upon Change of Control as set out in Clause 7.

15. GUARANTEES OF PERFORMANCE

a) The Company hereby guarantees to and in favour of the Provider the due and timely performance and payment of all obligations, duties and liabilities of the Company and its affiliates under this Agreement and agrees to perform all obligations and pay all amounts due hereunder to Executive forthwith upon any breach or failure by the Company or its affiliates in the performance of the terms and conditions hereof.

b) The Executive hereby guarantees to and in favour of the Company the due and timely performance of all obligations, duties and responsibilities of the Provider under this Agreement and agrees to perform all obligations as required hereunder or as the Executive shall be directed by the Company’s Board of Directors.

If you are in agreement with the foregoing terms and conditions, please confirm your acceptance by signing and returning the enclosed duplicate copy of this correspondence.

BIG SKY ENERGY CORPORATION

Per:

Name:Dr. Servet Harunoglu

Title: CEO and President

Accepted and agreed:

M.H. Financial Management Limited,

Per:

Name : Mr. Matthew Heysel P.Eng. President

EXECUTIVE CHAIRMAN

Per:

Mr. Matthew Heysel P.Eng., individually

Dated: December 24, 2007